                                                                    EXHIBIT 99.2


EVI COMPLETES WEATHERFORD MERGER


May 27, 1998, Houston, Texas - EVI, Inc. (NYSE-EVI) today announced the completion of its previously announced merger with Weatherford Enterra, Inc. The combined company has changed its name to EVI Weatherford, Inc. and will continue to trade on the New York Stock Exchange under the symbol "EVI".

Under the terms of the merger agreement, Weatherford stockholders will received
0.95 of a newly issued share of EVI common stock for each Weatherford common share. The transaction, which is being accounted for as a pooling of interests, will result in an estimated one time after-tax charge of approximately $60 million, or $0.60 per diluted share, in the second quarter for the merger related expenses.

EVI Weatherford is an international provider of engineered products and specialized services to the drilling, completion and production sectors of the oil and gas industry.


Contact:

James G. Kiley
Senior Vice President and
Chief Financial Officer
(713) 297-8400